As filed with the Securities and Exchange Commission on February 8, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IPC Holdings, Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

29 Richmond Road

Pembroke, HM 08, Bermuda

(441) 298-5100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

IPC Holdings, Ltd. 2007 Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

13th Floor

New York, New York 10011

(212) 590-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew S. Rowen, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒    Accelerated filer ☐    Non-accelerated filer ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, par value $0.01 per share	3,500,000	$26.33	$92,137,500	$3,621

(1)	This registration statement also relates to an indeterminate number of additional Common Shares that may be issued pursuant to anti-dilution and adjustment provisions of the above-named plan.
(2)	Estimated pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the common shares (the “Common Shares”) of IPC Holdings, Ltd. as reported on the Nasdaq National Market System on February 4, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the IPC Holdings, Ltd. 2007 Incentive Plan (the “Plan”) covered by this registration statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

As permitted by Rule 428 under the Securities Act, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this registration statement as required by Rule 428(b). Such documents are not being filed with the Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The documents listed below have been filed by the registrant and are incorporated herein by reference:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(b) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007.

(c) Current Reports on Form 8-K, filed on February 26, 2007, April 10, 2007, April 26, 2007 (with respect to Item 8.01 only), June 22, 2007, June 28, 2007, July 26, 2007 (with respect to Item 5.02 only), October 24, 2007 (with respect to Item 5.02 only), January 14, 2008 and January 31, 2008.

(d) The description of the registrant’s Common Shares included in its registration statement on Form 8-A (No. 000-27662) filed with the Commission on November 23, 2001 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended by Form 8-A12G/A filed with the Commission on April 21, 2003 and by Form 8-A12G/A filed with the Commission on July 9, 2003, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities covered hereby have been sold or that de-registers all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference to be part hereof from the date of filing of such document. Any statement contained in a document incorporated by reference above shall be deemed to be modified or superseded for purposes of hereof to the extent that a statement in herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The consolidated financial statements of IPC Holdings, Ltd. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The validity of the Common Shares under Bermuda law will be passed upon for the registrant by Conyers Dill & Pearman, Hamilton, Bermuda.

Item 6.	Indemnification of Directors and Officers

Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) provides generally that a company incorporated under the laws of Bermuda may indemnify its directors and officers against any liability arising from any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the company; provided that any provision indemnifying any such officer or director in respect of any fraud or dishonesty of which such person may be guilty in relation to the company shall be void. Section 98 of the Companies Act further provides that a company incorporated under the laws of Bermuda may indemnify its directors and officers against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda under Section 281 of the Companies Act. Section 98A of the Companies Act enables a company to purchase and maintain insurance for the benefit of directors and officers.

The bye-laws of the registrant (the “Bye-Laws”) provide indemnification to directors and officers of the registrant against costs, losses and other expenses arising from actions taken in such capacity, other than those arising from any willful negligence, willful default, fraud or dishonesty. Further, the Bye-laws provide for indemnification of liabilities incurred by any director or officer in defending any civil or criminal proceeding in which a favorable judgment is obtained, or in which such officer or director is acquitted, or in which relief from liability is granted by the court under the Companies Act. The registrant maintains liability insurance covering its directors and officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description
4.1	IPC Holdings, Ltd. 2007 Incentive Plan

4.2	Form of certificate for the Common Shares of IPC Holdings, Ltd. (incorporated by reference to Exhibit 4.1 in IPC Holdings, Ltd.’s Registration Statement on Form S-1 (File No. 333-00088))

5.1	Opinion of Conyers Dill & Pearman as to the validity of the Common Shares

23.1	Consent of KPMG

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1	Powers of Attorney (set forth on signature page of this registration statement)

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pembroke, Bermuda, on February 8, 2008.

IPC HOLDINGS, LTD.

By:	/s/ James P. Bryce
Name:	James P. Bryce
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James P. Bryce his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank Mutch	Chairman of the Board of Directors	February 6, 2008
Frank Mutch

/s/ James P. Bryce	President, Chief Executive Officer and Director	February 6, 2008
James P. Bryce	(Principal Executive Officer)

/s/ John R. Weale	Senior Vice President and Chief Financial Officer	February 7, 2008
John R. Weale	(Principal Financial and Principal Accounting Officer)

/s/ Antony Lancaster	Director	February 6, 2008
Antony P.D. Lancaster

/s/ Kenneth L. Hammond	Director	February 6, 2008
Kenneth L. Hammond

/s/ L. Anthony Joaquin	Director	February 6, 2008
L. Anthony Joaquin

/s/ Donald Puglisi	Authorized Representative in the United States	February 6, 2008
Puglisi & Associates

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	IPC Holdings, Ltd. 2007 Incentive Plan

4.2	Form of certificate for the Common Shares of IPC Holdings, Ltd. (incorporated by reference to Exhibit 4.1 in IPC Holdings, Ltd.’s Registration Statement on Form S-1 (File No. 333-00088))

5.1	Opinion of Conyers Dill & Pearman as to the validity of the Common Shares

23.1	Consent of KPMG

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1	Powers of Attorney (set forth on signature page of this registration statement)